dolkartlaw
100 Pine Street, Suite 1250
San Francisco, CA 94111
Tel: +1 (415) 707-2717 ◊ Fax: +1 (415) 535-1665
www.dolkartlaw.com

Via Electronic Mail

July 23, 2020

Attn: Hamon Francis Fytton
Foundation Investment Real Estate, Inc.
1350 NE 125 Street, Suite 201C
North Miami, FL 33161
Tel: +1 (954) 253-5840
francis@capitaladvisory.us

Re: Offering Statement on Form 1-A

Mr. Hamon Francis Fytton:

This letter shall confirm my firm's engagement as special counsel to Foundation Investment Real Estate, Inc., a Wyoming corporation, (the "Company") in connection with the filing of an Offering Statement on Form 1-A under Regulation A of the Securities Act of 1933, as amended, (the "Securities Act") related to the proposed offering (the "Offering") of up to Four Million (4,000,000) common shares (the "Shares") of the Company.

For the purposes of rendering this opinion, I have examined corporate records, agreements, instruments and other documents of the Company, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In all such examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, the due authority of the parties signing such documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

As to questions of fact relevant to the opinions expressed herein, I have relied without investigation upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from officers and/or directors of the Company and other persons with personal knowledge of such facts and/or circumstances.

Based on the foregoing, and subject to applicable state securities laws, and pursuant to this inquiry, I hereby certify the Shares subject to the Offering will be validly issued, fully paid and non assessable. The Shares will be issued pursuant to unanimous resolutions of the Company's board of directors and pursuant to the parameters defined in its Articles of Incorporation and Bylaws.

We hereby consent to the use of this letter as an exhibit to the Offering Statement and to any and all references to this firm in the Offering. In so consenting, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

In the event you may require anything further, please contact me directly. Thank you in advance for your prompt attention to this matter.

Kind Regards,

John E. Dolkart, Jr., Esq.